SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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FFD FINANCIAL CORPORATION
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(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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321 North Wooster Avenue
Dover, Ohio 44622
(330) 364-7777

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held on October 18, 2011

The 2011 Annual Meeting of Shareholders (the “Annual Meeting”) of FFD Financial Corporation (“FFD”) will be held at the Toland-Herzig Monarch Center, 831 Boulevard, Dover, Ohio 44622, on October 18, 2011, at 1:00 p.m. local time.  The Annual Meeting will be held for the following purposes, all of which are more thoroughly described in the accompanying Proxy Statement:

1.	To elect three directors of FFD to serve for terms expiring in 2013;

2.	To ratify the selection of Crowe Horwath LLP as FFD’s independent registered public accounting firm for the fiscal year ending June 30, 2012; and

3.	To transact such other business as may properly come before the Annual Meeting and any adjournments.

Only FFD shareholders of record at the close of business on September 1, 2011, are entitled to receive notice of, and vote at, the Annual Meeting and at any adjournments.  Whether or not you expect to attend the Annual Meeting, we urge you to read the accompanying Proxy Statement carefully and to SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND THE PRESENCE OF A QUORUM MAY BE ASSURED.  Submitting a proxy does not affect your right to vote in person if you attend the Annual Meeting.

By Order of the Board of Directors

/s/ Trent B. Troyer
Dover, Ohio	Trent B. Troyer
September 19, 2011	President and Chief Executive Officer

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE SHAREHOLDER MEETING TO BE HELD ON OCTOBER 18, 2011

The Proxy Statement, Form 10-K for the year ended June 30, 2011, and the 2011 Annual Report to Shareholders are available at http://www.snl.com/irweblinkx/FinancialDocs.aspx?iid=102329.

321 North Wooster Avenue
Dover, Ohio 44622
(330) 364-7777

PROXY STATEMENT

Annual Meeting of Shareholders
October 18, 2011

The Board of Directors of FFD Financial Corporation (“FFD,” “we” or “us”) is soliciting the enclosed proxy for use at our 2011 Annual Meeting of Shareholders (the “Meeting”) and at any adjournments thereof.  The Meeting will be held at the Toland-Herzig Monarch Center, 831 Boulevard, Dover, Ohio 44622, on October 18, 2011, at 1:00 p.m. local time.  To obtain directions to attend the Meeting, please contact our President and Chief Executive Officer, Trent B. Troyer, at (330) 364-7777.  Whether or not you plan to attend, please ensure that your shares are voted at the Meeting by signing, dating and returning the enclosed proxy.  We first began mailing this Proxy Statement and the enclosed proxy on or about September 19, 2011.

Proxies

Each properly executed proxy received prior to the Meeting and not revoked will be voted as directed by the shareholder or, in the absence of specific instructions to the contrary, will be voted:

FOR	the election of Richard A. Brinkman, Jr., Stephen G. Clinton and Leonard L. Gundy to serve as directors of FFD for terms expiring in 2013; and

FOR	the ratification of Crowe Horwath LLP (“Crowe Horwath”) as FFD’s independent registered public accounting firm for the fiscal year ending June 30, 2012.

Our directors, officers and employees and those of our subsidiary, First Federal Community Bank (“First Federal”), may, for no additional compensation, solicit proxies in person or by telephone, mail, facsimile or e-mail.  Proxies solicited will be used only at the Meeting.  We will pay the costs of preparing, assembling, printing and mailing this Proxy Statement and the enclosed proxy and will pay all other costs incurred in the solicitation of proxies by our Board of Directors (the “Board”).  We will also pay the charges and expenses of brokerage houses, voting trustees, banks and other nominees, custodians and fiduciaries who are record holders of our shares for forwarding our proxy materials to, and obtaining proxies from, the beneficial owners.  We will not pay, however, any internet or phone usage charges incurred by shareholders who appoint their proxies electronically or by telephone.

Voting Rights

Only our shareholders of record at the close of business on September 1, 2011, are entitled to notice of, and to vote at, the Meeting.  Each such shareholder is entitled to cast one vote for each share owned on September 1, 2011.  According to our records, as of September 1, 2011 there were 1,016,096 votes entitled to be cast at the Meeting.

Internet Availability of Proxy Materials

This Proxy Statement, our Form 10-K for the year ended June 30, 2011 and our 2011 Annual Report to Shareholders are available on the internet at  http://www.snl.com/irweblinkx/FinancialDocs.aspx?iid=102329.

For “street-name” and other beneficial owners, a notice directing you to a website where you will find our proxy materials has been sent to you by your bank, broker or other nominee who is considered the record holder of your shares.  Your broker, bank or other nominee has also provided instructions to you on how you may request paper or email copies of our proxy materials.

VOTING AT THE MEETING

Vote Required and Quorum

A majority of our issued and outstanding common shares present in person or by proxy and entitled to vote will constitute a quorum for the Meeting.  The following proposals must receive the corresponding vote:

	Proposal	Required Vote
1.	Election of three directors	The three nominees receiving the greatest number of votes will be elected.
2.	Ratification of the selection of Crowe Horwath as our independent registered public accounting firm for the 2012 fiscal year	The affirmative vote of a majority of the shares represented in person or by proxy at the Meeting and entitled to vote will ratify the selection of Crowe Horwath.

Broker Non-Votes; Counting of Votes

If your shares are held in street name and you do not provide voting instructions to your broker, bank or other record holder, brokerage firms have the authority, under applicable rules of The NASDAQ Stock Market LLC (“NASDAQ”) and other self-regulatory organizations of which they are members, to vote your shares in their discretion on certain routine matters.  The ratification of independent registered public accountants is considered routine; the election of directors is not.  Proxies signed and submitted by brokerage firms which have not been voted are referred to as “broker non-votes.”  Broker non-votes, abstentions, and proxies as to which the authority to vote is withheld are counted toward the establishment of a quorum.

A plurality of the votes cast is required for the election of directors, so abstentions, broker non-votes and withheld votes will not have any impact on the election of directors.  The affirmative vote of a majority of the shares present at the meeting and entitled to vote is required to ratify the selection of Crowe Horwath.  Abstentions will have the effect of a vote against ratification; however, broker non-votes are not deemed to be “entitled to vote” and will not be included in the voting results on the ratification of the selection of Crowe Horwath.

How to Vote

If you complete, date, sign and return the enclosed proxy card, your shares will be voted as you direct.  If you are a shareholder of record and attend the Meeting, you may vote in person or deliver your completed proxy card in person.

If you are a beneficial or street name holder, you may instruct the broker, bank or other holder of record how to vote your shares by following the directions provided by the holder of record.  If you are a beneficial holder, please contact your record holder to determine the means by which you can direct voting and the applicable deadlines.  Additionally, if you are a beneficial holder and wish to vote in person at the Meeting, you will need to obtain a completed proxy from the record holder of the shares authorizing you to do so.  The record holder will also direct you how to revoke previously given voting instructions, if you so desire.

If you submit a proxy to the Board but do not specify how your shares should be voted (other than broker non-votes), they will be voted FOR the re-election of the director nominees and FOR the ratification of the selection of Crowe Horwath.

You may change your vote at any time before your proxy is voted at the Meeting.  If you are the record holder of the shares, you can do this in any one of the following three ways:

•	send a written statement that you would like to revoke your proxy, which we must receive prior to the Meeting;

•	send a newly signed and later-dated proxy card, which must be received prior to the Meeting; or

•	attend the Meeting and revoke your proxy in person prior to the start of voting at the Meeting or vote in person at the Meeting (attending the Meeting will not, by itself, revoke your proxy).

OWNERSHIP OF FFD SHARES

The following table provides certain information about the number of our common shares beneficially owned as of September 1, 2011, by (i) each of our directors, (ii) each individual named in the Summary Compensation Table under the heading “Executive Compensation,” and (iii) all of our directors and executive officers, as a group.

Name (1)	Amount and Nature of Beneficial Ownership (2)		Percent of Class (3)
Richard A. Brinkman, Jr.	4,000	(4)	0.39%
Stephen G. Clinton	20,067	(5)	1.97%
Leonard L. Gundy	11,530	(6)	1.13%
David W. Kaufman	1,000	(7)	0.10%
Enos L. Loader	13,624	(8)	1.34%
Robert D. Sensel	32,620	(9)	3.21%
Trent B. Troyer	27,147	(10)	2.66%
Scott C. Finnell	14,004	(11)	1.38%
Sally K. O’Donnell	7,384	(12)	0.72%
All directors and executive officers of FFD as a group (10 persons)	190,362	(13)	18.52%

(1)	Each of the persons listed on this table may be contacted at our address at 321 North Wooster Avenue, Dover, Ohio 44622.

(2)	All shares are directly owned with sole voting or investment power unless otherwise indicated.

(3)	Assumes a total of 1,016,096 of our shares outstanding, plus the number of shares the person or group has the right to acquire within 60 days.

(4)	Includes 3,000 shares as to which Mr. Brinkman has shared voting and investment power as trustee of a family trust and 1,000 shares held jointly with his spouse.

(5)	Includes 100 shares held jointly with Mr. Clinton’s spouse.

(6)	Includes 4,445 shares that may be acquired upon the exercise of options awarded under the FFD Financial Corporation 2002 Stock Option Plan for Non-Employee Directors.

(Footnotes continued on next page)

(7)	Consists of shares held as trustee of the David W. Kaufman Living Trust.

(8)	Includes 1,000 shares held jointly with Mr. Loader’s spouse.

(9)	Includes 10,000 shares held by Mr. Sensel’s spouse.

(10)
Includes 2,800 shares that may be acquired upon the exercise of options awarded under the FFD Financial Corporation 1996 Stock Option and Incentive Plan (the “1996 Plan”) and 20,916 shares held in the FFD Financial Corporation Employee Stock Ownership Plan (the “ESOP”).

(11)	Includes 1,100 shares that may be acquired upon the exercise of options awarded under the 1996 Plan and 8,904 shares held in the ESOP.

(12)	Includes 3,884 shares held in the ESOP and 3,500 shares that may be acquired in the next 60 days upon the exercise of options.

(13)	Includes 12,020 shares that may be acquired in the next 60 days upon the exercise of options and 61,341 shares held in the ESOP. None of these shares are pledged as security.

The following table sets forth certain information about the only persons we knew to beneficially own more than five percent of our outstanding common shares as of September 1, 2011.

Name and Address	Amount and Nature of Beneficial Ownership		Percent of Class
FFD Financial Corporation Employee Stock Ownership Plan First Bankers Trust Services, Inc. 1201 Broadway Quincy, Illinois 62301	136,152	(1)	13.40%
Robert R. Gerber 321 North Wooster Ave. Dover, Ohio 44622	58,986	(2)	5.80%

(1)
There are 1,280 unallocated shares held in the ESOP.  First Bankers Trust Services, Inc., the ESOP trustee, has sole voting power over unallocated shares and also has voting power over allocated shares for which participants do not give the trustee voting instructions.  The ESOP trustee has limited investment power over all shares held in the ESOP.

(2)
Mr. Gerber has sole voting power over 23,174 shares he directly owns and shared voting power over 5,000 shares held jointly with his spouse.  Also included are 27,637 shares held in the ESOP over which Mr. Gerber has sole voting power and shared dispositive power, and 175 shares that Mr. Gerber may acquire upon the exercise of options awarded under the 1996 Plan.

PROPOSAL ONE – ELECTION OF DIRECTORS

Our Board takes a critical role in guiding our strategic direction and overseeing our management.  Our Board is divided into two classes comprised of three directors each, with each director elected to serve a two-year term.

Pursuant to the Nominating Committee’s recommendation, the Board proposes the re-election of the following directors of FFD, to serve until the 2013 annual meeting of shareholders and until their successors are duly elected and qualified:

Name	Age	Director of FFD Since
Richard A. Brinkman, Jr.	56	2003
Stephen G. Clinton	58	1996
Leonard L. Gundy	62	2002

Richard A. Brinkman, Jr. is the Chief Executive Officer and Regional President of Tuscarawas County AAA, a position he has held since 1993.  Mr. Brinkman is also the Chairman of the Ohio Conference of AAA Clubs, Vice Chair of the Tuscarawas County Port Authority and is involved in several other community and civic organizations.

Mr. Brinkman has served as a chief executive for over 15 years, is involved and experienced in the economy of our primary market area and is very involved in community and civic organizations.  The Board believes that the attributes, skills and qualifications Mr. Brinkman has developed through his leadership position at an area business and his involvement in the local and regional economy, as well as his status as an independent director, allow him to provide business expertise and regional business insight to the Board, and that he is qualified to be re-elected to serve as a director.

Stephen G. Clinton is President and a director of Capital Market Securities, Inc., an investment banking and consulting firm located in Kent, Ohio and, until 2004, served as Vice President of Young & Associates, a financial institution consulting and capital markets firm also located in Kent.  Prior to joining Capital Market Securities in 2001, Mr. Clinton was a principal of Tucker Anthony Capital Markets, an investment banking firm headquartered in Boston, Massachusetts, providing assistance to financial institutions in their implementation of capital strategies, and the President of National Capital Companies, LLC, an investment banking firm.

Mr. Clinton has many years of financial industry consulting, investment banking and capital markets experience, including public company experience, extending from our primary market area, across the State of Ohio and into other areas of the United States.  The Board believes that the attributes, skills and qualifications Mr. Clinton has developed through many years of involvement in the banking and financial services industries, his extensive knowledge of these industries and his experience dealing with public companies, as well as his status as an independent director, allow him to provide banking and financial expertise and regional business insight to the Board, and that he is qualified to be re-elected to serve as a director.

Leonard L. Gundy is President of Benchmark Construction, Inc. located in New Philadelphia, Ohio.  Mr. Gundy has served as President of Benchmark Construction, formerly Gundy Construction, Inc., since 1967.

Mr. Gundy has over 40 years of experience as the chief executive of a local business.  The Board believes that the attributes, skills and qualifications Mr. Gundy has developed through his experience as a chief executive and many years of involvement in the local business community, as well as his status as an independent director, allow him to provide business expertise and regional business insight to the Board, and that he is qualified to continue to be re-elected to serve as a director.

If any nominee is unable to stand for election, any proxies granting authority to vote for that nominee will be voted for the substitute nominee, if any, recommended by the Board.

Your Board of Directors recommends that you vote FOR the election of the foregoing nominees.

The following directors will continue to serve after the Meeting until their terms expire in 2012 and until their successors are duly elected and qualified.

Name	Age	Director of FFD Since
David W. Kaufman	61	2007
Enos L. Loader	74	1998
Robert D. Sensel	66	1996

David W. Kaufman has served as the President of Dave Kaufman Realty, Inc., a real estate and auction company located in Sugarcreek, Ohio, since 1991.  Mr. Kaufman has been an auctioneer since 1971, has held his real estate brokerage license since 1975, and is also a licensed residential real estate appraiser.  Mr. Kaufman served on the boards of CSB Bancorp, Inc. and its subsidiary, The Commercial & Savings Bank, of Millersburg, Ohio from 1988 until 2001.  Mr. Kaufman is involved with the Ohio Association of Realtors, National Association of Realtors, Ohio Association of Auctioneers, National Association of Auctioneers, Gideons International and Sharon Mennonite Church.

Mr. Kaufman has over 30 years experience in the real estate brokerage and appraisal industry, and has previously served as a director of a community bank and its publicly traded holding company.  The Board believes that the attributes, skills and qualifications Mr. Kaufman has developed through his involvement and experience in the real estate appraisal and brokerage industry and his past experience as a community bank and public company director, as well as his status as an independent director, allow him to provide business expertise and regional business insight to the Board, and that he is qualified to continue to serve as a director.

Enos L. Loader was employed by Bank One Dover N.A. for 38 years, retiring in 1998 as Executive Vice President and Chief Operating Officer.  Since 1998 Mr. Loader has provided independent financial consulting services to small businesses.  Mr. Loader has served on the board of numerous volunteer organizations, including Union Hospital.

Mr. Loader has almost 40 years of experience in the banking industry and served in leadership positions a large portion of that time.  Mr. Loader also has many years of experience providing business consulting services to small and closely-held businesses.  The Board believes that the attributes, skills and qualifications Mr. Loader developed through many years of service in leadership positions at financial institutions, as well as his status as an independent director, allow him to provide banking and financial expertise and regional business insight to the Board, and that he is qualified to continue to serve as a director.

Robert D. Sensel has been President, Chief Executive Officer and a director of Dover Hydraulics, Inc., Dover, Ohio, since 1984.  Dover Hydraulics is involved in the manufacture, repair and distribution of hydraulic cylinders and components for the steel, construction and mining industries.

Mr. Sensel has served as the chief executive of a large local business for over 25 years, and has an in-depth knowledge of the business climate of our primary market area.  Prior to his involvement with Dover Hydraulics, Mr. Sensel was an executive officer at several commercial banks for 15 years.  The Board believes that the attributes, skills and qualifications Mr. Sensel has developed through many years as a chief executive, his prior banking experience and his involvement in the local business community, as well as his status as an independent director, allow him to provide business expertise and regional business insight to the Board, and that he is qualified to continue to serve as a director.

CORPORATE GOVERNANCE

Director Independence

The Board has determined that each of our directors is an “independent director” under NASDAQ independence standards.  In determining the independence of our directors, the Board concluded that there are no relationships between such persons and FFD or First Federal that would interfere with their exercise of independent judgment in carrying out the responsibilities of a director.  In making its independence determination, the Board determined that there are no relationships or transactions between FFD or First Federal and our independent directors that could affect a director’s independence but that are not required to be disclosed under Item 404 of SEC Regulation S-K.

Meetings of the Board and Committees

Our Board met 12 times for regularly scheduled and special meetings during the fiscal year ended June 30, 2011, as did First Federal’s board of directors.  Our Board has a standing Audit Committee and Nominating Committee.  Each of our directors attended at least 75% of the total number of meetings of the Board and of Board committees on which he served during the last fiscal year.

Audit Committee.  Our Audit Committee, which is established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, is responsible for selecting and engaging our independent registered public accounting firm and for overseeing our financial reporting process.  The Audit Committee met four times during the fiscal year ended June 30, 2011.  The members of the Audit Committee are Mr. Brinkman, Mr. Clinton and Mr. Loader, each of whom is independent under applicable NASDAQ and SEC rules and regulations.  The duties of the Audit Committee are more thoroughly set forth in our Amended and Restated Audit Committee Charter (the “Audit Charter”), which is available on our website, www.onlinefirstfed.com, on the “Investor Relations – Corporate Governance” page.  Pursuant to the terms of the Audit Charter, at least one member of the Audit Committee must be a “financial expert” under applicable SEC rules and regulations.  The Board has determined that Mr. Clinton, the Chairman of the Audit Committee, is a financial expert.

Nominating Committee.  Our Nominating Committee is responsible for recommending to the Board a slate of candidates for election as directors.  The Nominating Committee is comprised of all of our independent directors, which is presently the entire Board.  The Nominating Committee met once during the 2011 fiscal year.  The duties of the Nominating Committee, including its responsibilities in the director nomination process, are more thoroughly set forth in the Charter of the Nominating Committee, which is available on our website, www.onlinefirstfed.com, on the “Investor Relations – Corporate Governance” page.  More information on our nominations process is set forth under the heading “Nominations Process and Candidate Selection” below.

We do not have a standing compensation committee and we do not pay compensation to any of our employees, which are comprised solely of our executive officers.  All of FFD’s executive officers are also executive officers of First Federal, and are compensated by First Federal for their services.  We have determined that a standing compensation committee of FFD is not necessary because First Federal’s board of directors is comprised solely of the directors of FFD, all of whom are independent.  As a result, our independent directors review and approve all compensation paid by First Federal to both its and FFD’s directors and executive officers.

Board Leadership Structure

We currently separate our Chairman and Chief Executive Officer positions, although the Board has no specific policy requiring separation of these positions.  Our Chairman, Mr. Loader, is an independent director and Mr. Troyer, our President and Chief Executive Officer, is not a member of the Board.  Our Board, which is comprised entirely of independent directors, has determined that this is the most effective structure at the present time because it allows Mr. Troyer to focus on our and First Federal’s day-to-day business operations, while allowing Mr. Loader to lead the Board in its roles of review and oversight of management and shaping our strategic direction.  Our Chairman coordinates with management on the preparation of Board meeting agendas and serves as a day-to-day liaison between the Board and management in the Board’s continuing efforts to assist our management in seeking and adopting successful business strategies and risk management policies.  The Board also believes that this leadership structure creates open, efficient communication between the Board and management, while maintaining sufficient separation.

The Role of the Board in Risk Oversight

Our Board is actively involved in the oversight of risks that could affect us, including operational, financial, legal, regulatory, strategic and reputational risks.  The Board’s oversight is conducted primarily through the Audit Committee, but the full Board maintains responsibility for general oversight of our risks.  The Audit Committee discusses our policies with respect to risk assessment and risk management with management and our independent registered public accounting firm.  The Board receives periodic reports from the Audit Committee regarding its considerations and actions.  Additionally, because of management’s involvement in our day-to-day operations, the Board relies on our executive officers to manage risk and inform the Board of the material risks affecting us and any changes in such risks.  The Board receives periodic reports from officers responsible for oversight of our particular risks.  The Board believes this process enables it, the Audit Committee and management to coordinate our risk oversight to ensure that material risks are identified, evaluated, monitored and controlled.

Nominations Process and Candidate Selection

Our Nominating Committee manages our director nominations process and recommends to the Board a slate of nominees for election as directors.  The Nominating Committee has not established a formal process for identifying and evaluating nominees because of its desire to approach the process according to the composition of the Board at the time.  However, the Nominating Committee normally follows the same general process to identify and evaluate nominees.  In the case of incumbent directors, the Nominating Committee reviews each director’s overall performance during his term of service, including the number of meetings attended, his level of participation, the quality of his performance, whether he is or continues to be an independent director, and his desire to continue to serve.  The Nominating Committee will then either nominate the incumbent director for re-election or, if the committee feels a new director is necessary or desirable, will use its network of contacts to compile a list of potential candidates.  The Nominating Committee then meets to discuss and consider the new candidate’s qualifications.  The Nominating Committee historically has not used search firms to identify director candidates.

The Nominating Committee does not have any specific criteria that it believes nominees for election as directors of FFD must meet. However, the Nominating Committee generally looks for candidates who will be most effective in meeting the long term interests of FFD and our shareholders, who possess high personal values, integrity and judgment, and who have an understanding of the environment in which we and First Federal conduct business. Factors such as community involvement, financial and business development expertise, local and regional business involvement and general business experience are all considered when evaluating potential nominees. While we do not have a formal diversity policy in selecting nominees for election, the Nominating Committee seeks to ensure that candidates represent a varying range of viewpoints, knowledge and experience.  In the case of new director candidates, the Nominating Committee determines whether the nominee is “independent” and whether the new director must be independent for us to remain in compliance with NASDAQ listing requirements.

The Nominating Committee’s charter provides that it will review and evaluate candidates recommended by shareholders equally, and using the same criteria, as its own recommendations and recommendations from the Board, management or other sources.  Other than as set forth in its charter, the Nominating Committee does not have any other policies regarding the consideration of candidates recommended by shareholders.  The lack of policies regarding shareholder recommendations is primarily due to the need to evaluate any such recommendations on a case-by-case basis, and our historical lack of such recommendations.

A shareholder who wishes to recommend a director candidate should contact the Board in the manner described in this Proxy Statement under the heading “Shareholder Communications with Directors.”  Any shareholder desiring to formally nominate a director candidate must follow the procedures set forth in Section 2.03 of our Code of Regulations.  This section provides that nominees for election as director may be proposed only by a shareholder who is entitled to vote for directors and who submits a written nomination to our Secretary by the later of (i) the July 31st immediately preceding the annual meeting of shareholders or (ii) the 60th day before the first anniversary of the most recent annual meeting of shareholders held for the election of directors.  Each written nomination must state the name, age, business or residence address of the nominee, the principal occupation or employment of the nominee, the number of our common shares owned either beneficially or of record by the nominee and the length of time such shares have been so owned.

Processes and Procedures for Determining Executive Officer and Director Compensation

Each year in conjunction with First Federal’s annual budgeting process, management and First Federal’s board review bank and thrift industry compensation survey information, as well as First Federal’s current compensation structure.  Based upon this review, First Federal’s overall compensation budget is established and is approved by its board of directors.

In light of this budget, Mr. Troyer, who is also First Federal’s President and Chief Executive Officer, recommends salary levels for First Federal’s other executives based upon their performance reviews and available salary information for comparably sized financial institutions.  First Federal’s board of directors then reviews Mr. Troyer’s recommendations and approves annual salaries for its executive officers.  First Federal’s board of directors directly conducts Mr. Troyer’s performance review and establishes his salary based on his performance, available compensation information and the overall compensation budget.

In addition to their base salary, our executive officers receive matching 401(k) contributions from First Federal and, when shares are available, may receive allocations under the ESOP, both of which are discussed under the heading “Retirement Benefits” below.  Participation in these plans is not limited to just officers, and all employees who meet the specified eligibility requirements may participate.

Additionally, depending on the results of the review by First Federal’s board of the past year’s performance, our executives may receive an annual bonus; however, the amount and payment of any such bonus are purely in the discretion of First Federal’s board of directors.  Our officers also receive limited perquisites, such as insurance benefits and club memberships, which are considered when determining salary levels and overall compensation.

The directors of First Federal and FFD are the same persons, all of whom are independent.  As a result, FFD’s independent directors review and approve the compensation of our executive officers in accordance with NASDAQ rules.

Both FFD’s and First Federal’s director fees are set by the Board, based on a review of director fees at comparably-sized financial institutions.

Director Compensation

The following table sets forth all compensation paid to our directors by both FFD and First Federal during fiscal 2011.  FFD and First Federal only pay cash director fees and do not pay or provide any other type of director compensation or benefits.

Director Compensation
Name	Fees Earned or Paid in Cash		Total
Richard A. Brinkman, Jr.	$21,000	(1)	$21,000	(1)
Stephen G. Clinton	$21,000	(1)	$21,000	(1)
Leonard L. Gundy	$20,200		$20,200
David W. Kaufman	$20,200		$20,200
Enos L. Loader	$49,467	(2)	$49,467	(2)
Robert D. Sensel	$20,200		$20,200

(1)	Includes committee fees from FFD of $800.

(2)	Includes committee fees from FFD and First Federal of $800 and $4,800, respectively, and a $23,667 annual retainer fee from First Federal for service as Chairman.

Each director receives a monthly retainer of $300 from FFD and $1,383 from First Federal.  In addition, the directors of FFD and First Federal receive a fee of $200 for each special board meeting, and members of FFD’s Audit Committee and the First Federal’s Senior Loan Committee receive $200 per committee meeting.  Other committees are paid $25 per meeting, with the exception of the Nominating Committee, which receives no per meeting fee.  Mr. Loader receives $23,667 annually for his service as Chairman of First Federal’s board of directors, which is paid in equal monthly installments.

Director Emeritus

Upon a director’s retirement, he may be appointed as a Director Emeritus of FFD and First Federal.  A Director Emeritus serves for a one-year term and is appointed by the boards of FFD and First Federal annually.  A Director Emeritus may attend and participate in meetings of FFD’s and First Federal’s boards of directors, but does not have voting privileges.  A Director Emeritus receives retainers of $150 per month from FFD and $350 per month from First Federal, and receives payments for attending committee meetings if invited to do so.  Currently, only J. Richard Gray serves as a Director Emeritus.  During the year ended June 30, 2011, Mr. Gray received a total of $8,200 in retainers and meeting fees from FFD and First Federal for his service as a Director Emeritus.

Shareholder Communications with Directors

Any shareholder may communicate with the Board by mailing a written communication addressed to the full Board, or to an individual director or group of directors, at our address at 321 North Wooster Avenue, Dover, Ohio 44622.  All such communications will be forwarded unopened to the full Board or to the specified director or group.

Director Attendance at the Annual Meeting

We expect all directors and nominees for election as a director to attend each annual meeting of shareholders.  Any director or nominee who cannot attend an annual meeting is expected to notify us of his inability to attend as far in advance of the annual meeting as possible.  All of our directors attended our 2010 annual meeting of shareholders.

EXECUTIVE OFFICERS

The following information describes the business experience of FFD’s and First Federal’s executive officers:

Trent B. Troyer, age 48, has served as the President and Chief Executive Officer of FFD and First Federal since October 2000.  Mr. Troyer serves on the board and is Second Vice Chairman of the Ohio Bankers League, is former Chairman of Ohio Bank PAC and is a trustee of Tuscarawas County Community Improvement Corporation.

Scott C. Finnell, age 42, has served as Executive Vice President of FFD and First Federal since October 2002.  Mr. Finnell also serves on the board of numerous local community and civic organizations, including the Tuscarawas County YMCA, the Muskingum Lakes Chapter of The American Red Cross, The Business Factory and The Rainbow Connection, Tuscarawas Society for Children & Adults, Inc.

Robert R. Gerber, age 62, has served as Senior Vice President of FFD and First Federal since 2007, and served as Vice President from 2000 until 2007.  Mr. Gerber is also the Treasurer and Chief Financial Officer of both FFD and First Federal, positions he has held since October 2000.  Mr. Gerber also serves as a director and President of the Tuscarawas County YMCA, President and a trustee of the Dover Public Library, and President and trustee of the Tuscarawas County Community Foundation.

Sally K. O’Donnell, age 56, has served as the Secretary of both FFD and First Federal since October 2004 and as Senior Vice President of Retail Lending of First Federal since 2003.  Ms. O’Donnell also serves on numerous boards, including the Kent State University Foundation, Tuscarawas County Community Improvement Corporation and AAA of Tuscarawas County.

Executive Compensation

The following table includes compensation paid to Mr. Troyer, the President and Chief Executive Officer of FFD and First Federal, Mr. Finnell, Executive Vice President of FFD and First Federal, and Ms. O’Donnell, Secretary of FFD and First Federal and Senior Vice President of Retail Lending of First Federal.  The amounts shown in the table below reflect compensation paid by First Federal for all services rendered.  FFD currently does not pay any compensation to its executive officers.

Summary Compensation Table
Name and Principal Position	Year	Salary	Bonus	All Other Compensation (1)		Total
Trent B. Troyer	2011	$156,000	$40,000	$13,425	(2)	$209,425
President and Chief Executive Officer of FFD and First Federal	2010	$142,000	–	$12,150	(2)	$154,150
Scott C. Finnell	2011	$118,450	$28,507	$6,323	(3)	$153,279
Executive Vice President of FFD and First Federal	2010	$115,000	–	$5,613	(3)	$120,613
Sally K. O’Donnell	2011	$88,500	$10,000	$3,329	(4)	$101,829
Secretary of FFD and First Federal and Senior Vice President of Retail Lending of First Federal

(1)
Does not include amounts attributable to benefits received by Messrs. Troyer and Finnell and Ms. O’Donnell, such as health insurance coverage, which are available to all of First Federal’s employees equally.

(2)
Consists of matching 401(k) contributions of $5,848 in 2011 and $4,533 in 2010, country club dues of $6,428 in 2011 and $6,428 in 2010, annual premiums for term life insurance of $380 in 2011 and $421 in 2010, and $768 in 2011 and $768 in 2010 for the portion of death benefits to be paid to his beneficiary under a key man life insurance policy held by First Federal.

(3)
Consists of matching 401(k) contributions of $4,401 in 2011 and $3,651 in 2010, country club dues of $1,086 in 2011 and $1,086 in 2010, annual premiums for term life insurance of $380 in 2011 and $421 in 2010, and $455 in 2011 and $455 in 2010 for the portion of death benefits to be paid to his beneficiary under a key man life insurance policy held by First Federal.

(4)	Consists of matching 401(k) contributions of $2,949 and an annual premium for term life insurance of $380.

Stock Option Information

We did not grant any stock options during the 2011 fiscal year.  The following table contains information regarding unexercised options held by Mr. Troyer Mr. Finnell and Ms. O’Donnell at June 30, 2011.  All currently outstanding options are fully vested and exercisable.  We do not grant, and do not have outstanding, any restricted stock units or other equity-based awards.

Outstanding Equity Awards at Fiscal Year-End
Name	Number of Securities Underlying Unexercised Options/ Exercisable	Option Exercise Price	Option Expiration Date
Trent B. Troyer	800	$12.00	01/11/2012
	1,000	$12.48	12/17/2012
	1,000	$14.88	01/13/2014
Scott C. Finnell	600	$12.48	12/17/2012
	500	$14.88	01/13/2014
Sally K. O’Donnell	3,500	$12.01	04/07/2013

Change of Control Agreements

First Federal has entered into change of control agreements with Mr. Troyer, Mr. Finnell and Ms. O’Donnell.  The current expiration date of these agreements is December 31, 2011, but they may be extended annually by the board for additional one-year terms.  The change of control agreements provide that if Mr. Troyer, Mr. Finnell or Ms. O’Donnell, as applicable, is terminated by First Federal without “just cause,” or terminates his or her employment for specified reasons set forth in the agreement, at any time during the six months preceding or one year following a “change of control,” we will make certain specified payments.  Those payments are (i) the premiums required to maintain coverage for him or her and his or her dependents in all programs subject to the benefit provisions of COBRA until the earlier of the date replacement coverage is obtained or the first anniversary of the termination and (ii) in the case of Mr. Troyer, an amount equal to two times his then current annual base salary, and in the case of Mr. Finnell or Ms. O’Donnell, an amount equal to his or her then current annual base salary.  Had their employment been terminated in connection with a change in control as of June 30, 2011, (i) Mr. Troyer would have received a payment of $312,000 and health insurance coverage for himself and his dependents for a maximum of one year at an annual cost to First Federal of $10,447, (ii) Mr. Finnell would have received a payment of $118,450 and health insurance coverage for himself and his dependents for a maximum of one year at an annual cost to First Federal of $10,447, and (iii) Ms. O’Donnell would have received a payment of $88,500 and health insurance coverage for herself and her dependents for a maximum of one year at an annual cost to First Federal of $6,841.  No payment will be due to Mr. Troyer, Mr. Finnell or Ms. O’Donnell for their termination without a change of control.

Under these agreements, “just cause” generally means personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure or refusal to perform assigned duties and responsibilities, willful violation of laws or regulations (other than traffic violations or similar offenses), conviction of a felony, or fraud or embezzlement.  A “change of control” generally will occur under these agreements if any person acquires a total of over 50% of our outstanding shares, any person or group acquires 30% or more of our shares in any 12-month period, any person or group acquires more than 40% of our total assets, or a majority of the members of our Board changes in a 12-month period without the Board’s endorsement.

If the sum of these payments and any other payments or benefits constitutes “excess parachute payments” under the Internal Revenue Code, then the amounts due under the change of control agreement will be reduced to the maximum amount that would not be an “excess parachute payment.”

Retirement Benefits

First Federal provides the following retirement benefits for the benefit of all employees who are age 21 or older and who have completed at least one year of service.

401(k) Plan.  The 401(k) plan is a participatory plan allowing employees to defer a portion of their wages into retirement savings.  We make a contribution on behalf of each eligible employee into the 401(k) plan equal to 3% of the employee’s annual wages.  If the employee chooses to defer wages into the plan, we may also match up to 3% of the employee’s deferral.

Employee Stock Ownership Plan. The ESOP provides an ownership interest in FFD to all eligible full-time employees of First Federal.  ESOP shares are allocated among participants on the basis of compensation.  Except for participants who retire, become disabled or die during a plan year, all other participants must have completed at least 1,000 hours of service in order to receive an allocation.  Benefits become fully vested after five years of service.  In 2011, we did not allocate any ESOP shares to the accounts of participants.

RELATED PERSON TRANSACTIONS

First Federal makes loans to executive officers and directors of FFD and First Federal and their related business interests in the ordinary course of business.  All amounts owed by directors or executive officers, or their related business interests, in excess of $120,000 during the last fiscal year were pursuant to loans that were made on substantially the same terms as those prevailing at the time for comparable transactions with other persons not related to FFD and First Federal, did not involve more than the normal risk of collectability or present other unfavorable features and that are current in their payments.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the federal securities laws, our directors and executive officers and persons holding more than 10% of our common shares are required to report their ownership of common shares and any changes in such ownership to both the SEC and us.  To our knowledge and based solely upon a review of such reports and written representations that no other reports were required during the fiscal year ended June 30, 2011, none of our directors, officers or 10% holders failed to timely file any such reports.

PROPOSAL TWO – RATIFICATION OF SELECTION
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Crowe Horwath conducted the independent audit of our financial statements for the year ended June 30, 2011, and the Audit Committee has selected Crowe Horwath as our independent registered public accounting firm for the 2012 fiscal year.  Although we are not required by our governing documents or Ohio law to seek shareholder ratification of our auditors, our Board and the Audit Committee believe it is desirable to do so.  If the selection of Crowe Horwath is not ratified, the Audit Committee will reconsider its selection.  If the selection of Crowe Horwath is ratified, the Audit Committee, in its discretion, may nonetheless select a different independent registered public accounting firm any time during the year if it determines that such a change would be in the best interest of FFD and our shareholders.

The Audit Committee and our Board request and recommend that our shareholders ratify the selection of Crowe Horwath as our independent registered public accounting firm for the 2012 fiscal year.  Management expects that a representative of Crowe Horwath will be present at the Meeting, and that such representative will be available to respond to appropriate questions and will have an opportunity, if desired, to make a statement.

Your Board of Directors and the Audit Committee recommend that you vote FOR the ratification of the selection of Crowe Horwath as our independent registered public accounting firm for the 2012 fiscal year.

Fees of Independent Registered Public Accounting Firm

The following tables set forth the fees we paid to Crowe Horwath for the audit of our annual financial statements for the years ended June 30, 2011 and 2010, and fees billed for other services rendered by them to us during these periods.

Fees of Independent Registered Public Accounting Firm
Type of Fees	Year Ended June 30, 2011	Year Ended June 30, 2010
Audit fees (1)	$99,000	$99,615
Audit related fees (2)	--	- -
Tax fees (3)	10,800	9,700
All other fees (4)	2,970	7,000
Total fees	$112,770	$116,315

(1)
These are fees for professional services performed for the audit of our annual financial statements and review of financial statements included in our Forms 10-Q, services that are normally provided in connection with statutory or regulatory filings or engagements and in 2011  audit time incurred for expected Sarbanes-Oxley Act Section 404(b) auditor attestation requirements prior to the announced exemption for smaller reporting companies.

(2)
These are fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements, such as consultations regarding the impact of accounting pronouncements and the implementation of internal control procedures.

(3)	These are fees for professional services performed with respect to tax compliance, tax advice and tax planning, such as the preparation of federal, state and local tax returns.

(Footnotes continued on next page)

(4)
These are fees for any other work that is not included in any of the above categories, and include tax analysis related to First Federal’s branching activities, review of securities holdings for impairment, review of earnings releases and review of First Federal’s loan loss reserves.

The Audit Committee pre-approves all services to be performed by our independent registered public accounting firm, and during the year ended June 30, 2011, all services provided to us by Crowe Horwath were approved in advance by the Audit Committee.

Audit Committee Report

The primary purpose of the Audit Committee is to assist the Board in its oversight of: (i) the integrity of FFD’s consolidated financial statements and internal control over financial reporting; (ii) FFD’s compliance with legal and regulatory requirements; (iii) FFD’s independent registered public accounting firm’s qualifications, independence and performance; and (iv) the performance of FFD’s internal audit function. The specific duties of the Audit Committee are set forth in its charter.

Management is responsible for FFD’s internal controls and preparing FFD’s consolidated financial statements and a report on management’s assessment of the effectiveness of internal control over financial reporting. FFD’s independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements and issuing a report thereon, as well as for auditing the effectiveness of internal control over financial reporting. The independent registered public accounting firm’s audits are performed in accordance with the standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”). The Audit Committee is responsible for overseeing the conduct of these activities and appointing FFD’s independent registered public accounting firm. In performing its oversight function, the Audit Committee relies, without independent verification, on the information provided to it and representations made by management and the independent registered public accounting firm.

In fulfilling its oversight responsibility as to the audit process, the Audit Committee: (i) obtained from Crowe Horwath a formal written statement describing all relationships between Crowe Horwath and FFD that might bear on Crowe Horwath’s independence consistent with applicable requirements of the Public Company Accounting Oversight Board regarding the Crowe Horwath's communications with the Audit Committee concerning independence, as adopted by the PCAOB in Rule 3526; (ii) discussed with Crowe Horwath any relationships that may impact Crowe Horwath’s objectivity and independence; and (iii) satisfied itself as to Crowe Horwath’s independence.

The Audit Committee reviewed and discussed with management, the internal auditors and Crowe Horwath the quality and adequacy of the Company’s internal control over financial reporting.  In addition, the Audit Committee reviewed and discussed with Crowe Horwath all communications required by generally accepted auditing standards, including those matters described in Statement on Auditing Standards No. 61, Communication with Audit Committees, as adopted by the PCAOB in Rule 3200T and amended by Statement on Auditing Standards No. 90, Audit Committee Communications, and, with and without management present, discussed and reviewed the results of Crowe Horwath’s audit of the consolidated financial statements.  The Audit Committee also reviewed and discussed the results of FFD’s internal audits conducted throughout the year.

The Audit Committee reviewed and discussed the audited consolidated financial statements of the Company as of and for the fiscal year ended June 30, 2011 with management and Crowe Horwath. Management has represented to the Audit Committee that the audited consolidated financial statements were prepared in accordance with generally accepted accounting principles, consistently applied. The Audit Committee also reviewed, and discussed with management and Crowe Horwath, management’s report on the effectiveness of internal controls over financial reporting. The Audit Committee also reviewed the effectiveness of FFD’s system of internal controls, including a review of the process used by management to evaluate the effectiveness of the system of internal control.

Based on the Audit Committee’s reviews and discussions with management and Crowe Horwath noted above, the Audit Committee recommended to the Board (and the Board approved) that FFD’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the fiscal year ended June 30, 2011, to be filed with the SEC.

Stephen G. Clinton, Chairman
Richard A. Brinkman, Jr.
Enos L. Loader

SHAREHOLDER PROPOSALS FOR 2012 ANNUAL MEETING

Shareholders desiring to submit proposals to be considered for inclusion in our proxy statement and form of proxy for the 2012 annual meeting of shareholders must provide their proposals by May 22, 2012.  If a shareholder intends to present a proposal and the proposal was not included in the proxy materials for the meeting and if we do not receive the proposal before August 5, 2012, then the proxies designated by the Board for the 2012 annual meeting will be entitled to vote on such proposal in their discretion, despite the exclusion of any discussion of the matter in the proxy materials.

DELIVERY OF ANNUAL MEETING MATERIALS
TO SHAREHOLDERS AT THE SAME ADDRESS

The SEC has implemented rules regarding the delivery of proxy materials (i.e., annual reports and proxy statements) to households.  This method of delivery, often referred to as “householding,” would generally permit us to send a single annual report and a single proxy statement to any household at which two or more different shareholders reside if we believe the shareholders share the same address, so long as the shareholder(s) have not opted out of the householding process after receiving appropriate notice that we have instituted householding.  Each shareholder would continue to receive a separate notice of any meeting of shareholders and a separate proxy card.  We have not instituted householding, but we may do so in the future.  If we choose to do so, we will notify registered shareholders who will be affected by householding at that time.

Many brokerage firms and other holders of record have instituted householding.  If your family has one or more “street name” accounts under which our common shares are beneficially owned, you may have received householding information from your broker, financial institution or other nominee in the past.  Please contact the holder of record directly if you have questions, require additional copies of this Proxy Statement or our 2011 Annual Report to Shareholders or if you wish to revoke householding and thereby receive multiple copies.  You should also contact the holder of record if you wish to institute householding.  These options are available to you at any time.

OTHER MATTERS

The Board knows of no other business which may be brought before the Meeting.  It is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their best judgment on any other matters which may be brought before the Meeting.  Our 2011 Annual Report to Shareholders, including financial statements, is enclosed with this Proxy Statement, but is not part of the proxy solicitation materials and is not incorporated herein by reference.  Any shareholder who has not received a copy of the 2011 Annual Report may obtain a copy, free of charge, by writing to us.

IT IS IMPORTANT THAT PROXIES ARE RETURNED PROMPTLY.  WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, WE URGE YOU TO COMPLETE, SIGN AND RETURN THE PROXY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE.

By Order of the Board of Directors

/s/ Trent B. Troyer
Dover, Ohio	Trent B. Troyer
September 19, 2011	President and Chief Executive Officer

REVOCABLE PROXY FFD FINANCIAL CORPORATION 1. The election of the three directors listed below to serve for two-year terms expiring in 2013 (except as marked to the contrary below): Richard A. Brinkman, Jr. Stephen G. Clinton Leonard L. Gundy With-MMThe undersigned shareholder of FFD Financial Corporation ("FFD") hereby constitutes and appoints Enos L. Loader and Robert D. Sensel. or either one of them, as the Proxy or Proxies of the undersigned, with full power of substitution and resubstitution, to vote at the 2011 Annual Meeting of Shareholders of FFD to be held on October 18, 2011, at the Toland-Herzig Monarch Center, 831 Boulevard, Dover. Ohio 44622, at 1:00 p.m., local time (the "Annual Meeting"), all of the shares of FFD which the undersigned is entitled to vote at the Annual Meeting, or at any adjournment thereof, on each of the following proposals, all of which are described in the accompanying Proxy Statement:  Please be sure to date and sign this proxy card in the box below.  Sign above INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.  ForAgainstAbstain 2.The ratification of the selection of Crowe Horwath LLP I    II    II    I as FFD's independent registered public accounting firm IIII  II for the fiscal year ending June 30, 2012. 3.To transact upon such other business as may properly come before the AnnualMeeting or any adjournments thereof. IMPORTANT: Please sign and date this Proxy where indicated. FFD's Board of Directors recommends that you vote "FOR" the director nominees listed above and 'FOR' the ratification of the selection of Crowe Horwath LLP. This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. Unless otherwise specified, the shares will be voted FOR the proposals listed. All Proxies previously given by the undersigned are hereby revoked. Receipt of the Notice of the 2011 Annual Meeting of Shareholders of FFD. the accompanying Proxy Statement and FFD's 2011 Annual Report to Shareholders is hereby acknowledged. To obtain directions to the annual meeting, please call Trent B. Troyer at (330) 364-7777.  Detach above card, sign, date and mail in postage paid envelope provided. FFD FINANCIAL CORPORATION PLEASE ACT PROMPTLY PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED FOR MAILING IN THE U.S.A. Please sign exactly as your name appears on your Stock Certificate(s). Executors. Administrators. Trustees, Guardians. Attorneys and Agents should give their full titles. IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.